Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51181) pertaining to UARCO Savings Advantage 401(k) Plan of our report dated June 12, 2003 with respect to the financial statements and schedules of UARCO Savings Advantage 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/S/ BATTELLE & BATTELLE LLP

June 12, 2003

Dayton, Ohio